PROSPECTUS --
April 30, 1995
CALVERT TAX-FREE RESERVES
Money Market Portfolio
Limited-Term Portfolio
Long-Term Portfolio
4550 Montgomery Avenue, Bethesda, Maryland 20814


INVESTMENT OBJECTIVES Calvert Tax-Free Reserves Money Market Portfolio seeks to earn the highest interest income exempt from federal income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.

The Money Market Portfolio seeks to maintain a constant net asset value of $1.00 per share. There can be no assurance that the Portfolio will be successful in maintaining a constant net asset value of $1.00 per share. An investment in the Portfolio is neither insured nor guaranteed by the U.S. Government.

Calvert Tax-Free Reserves Limited-Term Portfolio seeks to earn the highest level of interest income exempt from federal income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.

The Limited-Term Portfolio invests in investment-grade municipal obligations. Fixed rate investments have remaining maturities of three years or less; variable rate investments may have longer maturities. The Portfolio's net asset value per share fluctuates in response to changes in the value of its investments. There can be no assurance that the Portfolio will be successful in meeting its investment objective.

Calvert Tax-Free Reserves Long-Term Portfolio seeks to earn the highest level of interest income exempt from federal income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.

The Long-Term Portfolio invests in long-term investment-grade municipal obligations. Its average maturity is normally in excess of twenty years. Because of its longer average maturity, its yield and net asset value per share will generally fluctuate in response to changes in interest rates and other market factors.

PURCHASE INFORMATION The Limited-Term and Long-Term Portfolios each offer two classes of shares, with different expense levels and sales charges. You may choose to purchase (i) Class A shares, with a sales charge imposed at the time you purchase the shares ("front-end sales charge"); or (ii) Class C shares which impose neither a front-end sales charge nor a contingent deferred sales charge. Class C shares are not available through all dealers. Class C shares have a higher level of expenses than Class A shares, including higher Rule 12b-1 fees. These alternatives permit you to choose the method of purchasing shares that is most beneficial to you, depending on the amount of the purchase, the length of time you expect to hold the shares, and other circumstances. See "Alternative Sales Options" for further details.

TO OPEN AN ACCOUNT Call your broker, or complete and return the enclosed Account Application. Minimum initial investment is $2,000.

ABOUT THIS PROSPECTUS Please read this Prospectus before investing. It is designed to provide you with information you ought to know before investing and to help you decide if the goals of a Portfolio match your own. Keep this document for future reference.

A Statement of Additional Information (dated April 30, 1995) for each Portfolio has been filed with the Securities and Exchange Commission and is incorporated by reference. This free Statement is available upon request from the Fund:
800-368-2748.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE FEDERAL OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT FEDERALLY INSURED BY THE FDIC, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. WHEN INVESTORS SELL SHARES OF THE FUND, THE VALUE MAY BE HIGHER OR LOWER THAN THE AMOUNT ORIGINALLY PAID.

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TABLE OF  Fund Expenses                      Alternative Sales Options
CONTENTS  Financial Highlights               When Your Account Will Be Credited
          Investment Objectives and          Exchanges
          Policies Yield and Total           Other Calvert Group
          Return                             Services
          Management of the Fund             Selling Your Shares
          SHAREHOLDER GUIDE:                 How to Sell Your Shares
          How to Buy Shares                  Dividends, Capital Gains and Taxes
          Net Asset Value                    Exhibit A - Reduced Sales Charges

FUND EXPENSES


                                                    Calvert Money
                                                   Market Portfolio


A.       Shareholder Transaction Costs
                 Sales Load on Purchases                  None
                 Sales Load on Reinvested Dividends       None
                 Deferred Sales Load                      None
                 Redemption Fees                          None
                 Exchange Fee                             None


B.       Annual Fund Operating Expenses - Fiscal
         Year 1994
         (as a percentage of net assets)
         Management Fees                                 0.46%
         Rule 12b-1 Fees                                 None
         All Other Expenses                              0.26%
         Total Fund Operating Expenses                   0.62%




                                       Calvert Limited-Term   Calvert Long-Term
                                       Portfolio              Portfolio
                                       Class A   Class C      Class A  Class C

A.   Shareholder Transaction Costs     2.00%      None        3.75%     None
     Maximum Sales Charge
     on Purchases (as a percentage
     of offering price)
     Contingent Deferred Sales Charge  None       None        None      None

B.  Annual Fund Operating Expenses-
    Fiscal Year 1994 (as a percentage
    of net assets, net of any
    applicable expense
    reimbursement/fee waiver)


    Management Fees                   0.58%      0.58%        0.60%     0.60%
    Rule 12b-1 Service and
    Distribution Fees                 None       0.55%        0.09%     1.00%
    Other Expenses                    0.08%      0.25%        0.12%     0.31%
    Total Fund Operating
    Expenses                          0.66%      1.38%        0.81%     1.91%





C. Example:           You would pay the following expenses on a $1,000
                      investment, assuming (1) 5% annual return and (2) redemption at the end of each period:


CTFR Money Market        1 Year  3 Years  5 Years  10 Years
                         $6      $20      $35      $77



CTFR Limited-Term        1 Year  3 Years  5 Years  10 Years


Class A<F1>             $27      $41      $56      $101
Class C
                        $14      $44      $76      $166



CTFR Long-Term          1 Year  3 Year    5 Years  10 Years
Class A<F1>             $45     $62       $81      $134
Class C                 $19     $60       $103     $223




Explanation of Table: The purpose of the table is to assist you in understanding the various costs and expenses that an investor in the Portfolios may bear directly (shareholder transaction costs) or indirectly (annual fund operating expenses).



A. Shareholder Transaction Costs are charges you pay when you buy or sell shares of a Portfolio. If you request a wire redemption of less than $1,000, you will be charged a $5 wire fee. See "Reduced Sales Charges" at Exhibit A to see if you qualify for possible reductions in the sales charge for the Limited- or Long-Term Portfolios.


B. Annual Fund Operating Expenses. Management Fees are paid by the Fund to Calvert Asset Management Company, Inc. ("Investment
Advisor") for managing each PortfolioOs investments and business affairs, and include an administrative service fee paid to Calvert Administrative Services Company, Inc. Each Portfolio incurs Other Expenses for maintaining shareholder records, furnishing shareholder statements and reports, and other services. Management Fees and Other Expenses have already been reflected in the share price for the Limited- and LongTerm
Portfolios, and in the yield for the Money Market Portfolio and are not charged directly to individual shareholder accounts. For fiscal year 1994, the Investment Advisor reimbursed a portion of the expenses of the Class C shares of the Long-Term Portfolio.
If the Advisor had not made such reimbursements, the annualized expenses of the Class C shares of the Portfolio as a percentage of average daily net assets would have been 5.61%. Expense information for the LimitedTerm Portfolio Class C, and the Long-Term Portfolio Class
A and C, has been restated to reflect expenses anticipated in the current fiscal year. Please refer to "Management of the Fund" for further information.
         The Rule 12b-1 fees of the Limited- and Long-Term
Portfolios include an asset-based sales charge. Thus, it is possible that longterm shareholders in each Portfolio may pay more in total sales charges than the economic equivalent of the maximum front-end sales charge permitted by rules of the National Association of Securities Dealers, Inc.
     C. Example of Expenses. The example, which is hypothetical, should not be considered a representation of past or future expenses. Actual expenses may be higher or lower than those shown.

FINANCIAL HIGHLIGHTS


The following tables provide information about the financial history of the Money Market PortfolioOs shares and the Class A and C shares of the Limited- and Long-Term Portfolios. They express the information in terms of a single share outstanding throughout each period. Information for Class C shares is shown since inception, March 1, 1994. The tables have been audited by those independent accountants whose report is included in Calvert Tax-Free Reserves Annual Report to Shareholders for each of the respective periods presented. The tables should be read in conjunction with the financial statements and their related notes. The current Annual Report to Shareholders is incorporated by reference into the Statement of Additional Information.


Money Market Portfolio
                                             Year Ended  December 31,

                                           1994          1993          1992

Net asset value, beginning of year       $1.000        $1.000        $1.000
Income from investment operations
  Net investment income                    .028          .024          .031
Distributions to shareholders
  Dividends from net investment income
                                          (.028)        (.024)        (.031)
Net asset value, end of year
                                         $1.000        $1.000        $1.000
Total return<F1>
                                          2.81%         2.41%         3.18%
Ratio of expenses to average
  net assets
                                           .62%          .60%          .59%
Ratio of net investment income to
average net assets                        2.75%         2.37%         3.10%
Net assets, end of year           $1,344,594,922  $1,500,614,262 $1,552,105,640
Number of shares outstanding
  at end of year (in thousands)         1,344,668    1,500,557     1,552,061
<F1>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.



Money Market Portfolio
                                         Year Ended December 31,
                                                  1991          1990
Net asset value, beginning of year              $1.000        $1.000
Income from investment operations
  Net investment income                           .048          .059
Distributions to shareholders
  Dividends from net investment income
                                                 (.048)        (.059)
Net asset value, end of year
                                                $1.000        $1.000
Total return<F1>
                                                4.96%           6.04%

Ratio of expenses to average net assets
                                                 .61%            .63%
Ratio of net investment income to
average net assets                              4.79%           5.85%
Net assets, end of year                   $1,382,329,562  $1,071,718,868
Number of shares outstanding
  at end of year (in thousands)              1,382,288        1,071,678
<F1>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.


Money Market Portfolio
                                                Year Ended December 31,
                                         1989          1988        1987
Net asset value, beginning of year     $1.000         $1.000      $1.000
Income from investment operations
  Net investment income                  .063            .052       .046
Distributions to shareholders
  Dividends from net investment income
                                        (.063)          (.052)     (.046)
Net asset value, end of year
                                       $1.000         $1.000       $1.000
Total return<F1>
                                        6.47%          5.31%        4.62%
Ratio of expenses to average net assets
                                         .62%           .62%          .62%
Ratio of net investment income to
average net assets                      6.22%           5.19%        4.56%
Net assets, end of year
                                  $952,346,922     $823,759,105  $688,967,210
Number of shares outstanding at
  end of year (in thousands)          952,257         823,696       688,986
<F1>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.


Money Market Portfolio
                                                 Year Ended December 31,
                                                  1986            1985
Net asset value, beginning of year               $1.000          $1.000
Income from investment operations
         Net investment income                     .048            .054
Distributions to shareholders
         Dividends from net investment income
                                                  (.048)          (.054)
Net asset value, end of year
                                                 $1.000          $1.000
Total return<F1>
                                                  4.77%           5.39%
Ratio of expenses to average net assets
                                                  .67%            .71%
Ratio of net investment income to
average net assets                                 4.66%           5.22%
Net assets, end of year                      $519,491,108    $306,432,253
Number of shares outstanding
  at end of year (in thousands)                   519,399        306,411
<F1>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.


Limited-Term Portfolio
                                   Class C Shares          Class  A Shares
                                   From Inception       Year Ended December 31,
                                   (3/1, 1994) to
                                   to December 31,


                                      1994               1994          1993

Net asset value, beginning of period  $10.70            $10.72        $10.68
Income from investment operations
  Net investment income                  .27               .39           .38
  Net realized and unrealized gain
    (loss) on investments               (.12)             (.13)          .04
    Total from investment operations     .15               .26           .42
Distributions to shareholders
         Dividends from net investment
         income                         (.29)             (.39)         (.38)
         Distribution from net realized
         gains                            --                --            --
                 Total distributions    (.29)             (.39)         (.38)
Total increase (decrease) in net asset
  value                                 (.14)             (.13)          .04
Net asset value, end of period        $10.56            $10.59        $10.72
Total return<F2>                        1.43%             2.42%         4.02%
Ratio of expenses to average
  net assets                           1.38%(a)            .66%          .67%
Ratio of net investment income
  to average net assets                3.05%(a)           3.60%         3.59%
Portfolio turnover                       27%                27%           14%
Net assets, end of period            $31,080,844     $544,821,793  $663,305,354
 Number of shares outstanding at
end of period (in thousands)           2,942             51,424        61,861
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.

(a) = Annualized

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Limited-Term Portfolio                                Class A Shares
                                                    Year Ended December 31,
                                                 1992                 1991
Net asset value, beginning of period            $10.65               $10.61
Income from investment operations
  Net investment income                            .49                  .64
  Net realized and unrealized gain
    (loss) on investments                          .03                  .03
    Total from investment operations               .52                  .67
Distributions to shareholders
  Dividends from net investment income            (.49)                (.63)
  Distribution from net realized gains              --                  --
    Total distributions                           (.49)                (.63)
Total increase (decrease) in net asset value       .03                  .04
Net asset value, end of period                  $10.68               $10.65
Total return<F2>                                  4.99%                6.46%
Ratio of expenses to average net assets            .71%                 .73%
Ratio of net investment income to average
  net assets                                      4.58%                5.99%
Portfolio turnover                                   5%                   1%
Net assets, end of period                     $567,419,411        $294,307,700
Number of shares outstanding at end of period
  (in thousands)                                53,140                27,644
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.

Limited-Term Portfolio                             Class A Shares
                                               Year Ended December 31,
                                      1990               1989          1988
Net asset value, beginning of period    $10.61         $10.55       $ 10.45
Income from investment operations
  Net investment income                    .67            .67           .60
  Net realized and unrealized gain
    (loss) on investments                  .00            .06           .10
    Total from investment operations       .67            .73           .70
Distributions to shareholders
  Dividends from net investment income    (.67)          (.67)         (.60)
  Distribution from net realized gains     --              --            --
    Total distributions                   (.67)          (.67)         (.60)
Total increase (decrease) in net asset
  value                                    .00            .06           .10
Net asset value, end of period          $10.61         $10.61        $10.55
Total return<F1>                          6.50%          7.12%         6.82%
Ratio of expenses to average
  net assets                               .77%           .78%          .81%
Ratio of net investment income to
  average net assets                      6.35%          6.35%         5.71%
Portfolio turnover                          12%            21%           68%
Net assets, end of period              $151,580,423  $132,510,320  $145,304,557
Number of shares outstanding at end of
  period (in thousands)                  14,286         12,487        13,771
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.

Limited-Term Portfolio                              Class A Shares
                                                Year Ended December 31,
                                          1987           1986          1985
Net asset value, beginning of period     $10.67         $10.48        $10.33
Income from investment operations
  Net investment income                     .59            .64           .72
  Net realized and unrealized gain
    (loss) on investments                  (.22)           .23           .17
    Total from investment operations        .37            .87           .89
Distributions to shareholders
  Dividends from net investment income     (.59)          (.64)         (.73)
  Distribution from net realized gains       --           (.04)         (.01)
    Total distributions                    (.59)          (.68)         (.74)
Total increase (decrease) in net
  asset value                              (.22)           .19           .15
Net asset value, end of period           $10.45         $10.67        $10.48
Total return<F2>                          3.54%           8.50%         8.49%
Ratio of expenses to average net assets    .76%            .81%          .88%
Ratio of net investment income to average
  net assets                              5.59%           6.00%         6.65%
Portfolio turnover                          52%             67%           90%
Net assets, end of period             $147,741,807   $189,353,846  $77,798,494
Number of shares outstanding
  at end of period (in thousands)        14,137          17,748        7,427
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.



Long-Term Portfolio                    Class C Shares
                                       From Inception Year
                                       (3/1/94) to          Class A Shares
                                       December 31,       Ended December 31,

                                       1994             1994          1993
Net asset value, beginning of period   $16.86          $17.15       $16.32
Income from investment operations
  Net investment income                   .58             .93          .94
  Net realized and unrealized gain
    (loss) on investments                1.04)          (1.33)         .83
    Total from investment operations     (.46)           (.40)        1.77
Distributions to shareholders
  Dividends from net investment income   (.68)           (.92)        (.94)
  Distribution from net realized gains    --              --           --
    Total distributions                  (.68)           (.92)        (.94)
Total increase (decrease) in net
  asset value                           (1.14)          (1.32)         .83
Net asset value, end of period         $15.72          $15.83       $17.15
Total return<F2>                        (2.24)%         (2.30)%      11.12%
Ratio of expenses to average
  net assets                            2.55%(a)          .81%         .78%
Ratio of net investment income to
  average net assets                    3.57%(a)         5.73%        5.59%
Increase reflected in above
  net investment income ratio
  due to expense reimbursements         3.06%(a)           --           --
Portfolio turnover                        98%              98%          97%
Net assets, end of period              $870,517      $47,266,609  $55,204,143
Number of shares outstanding
at end of period (in thousands)           55            2,985        3,219
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.

(a) = Annualized



Long-Term Portfolio                                   Class A Shares


                                                       Year Ended
                                                       December 31,
                                                     1992           1991

Net asset value, beginning of period               $16.11          $15.35
Income from investment operations
         Net investment income                        .98             .97
         Net realized and unrealized gain
         (loss) on investments                        .20             .78
                 Total from investment operations    1.18            1.75
Distributions to shareholders
         Dividends from net investment income        (.97)           (.99)
         Distribution from net realized gains          --              --
                 Total distributions                 (.97)           (.99)
Total increase (decrease) in net asset value          .21             .76
Net asset value, end of period                     $16.32          $16.11
Total return<F2>                                     7.60%          11.77%
Ratio of expenses to average net assets               .82%            .78%
Ratio of net investment income to
  average net assets                                 6.06%           6.39%
Increase reflected in above net investment
income ratio due to expense reimbursements            --              --
Portfolio turnover                                    196%            276%
Net assets, end of period                        $45,665,456      $43,773,914
Number of shares outstanding at end of
  period (in thousands)                            2,799             2,718
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.


Long-Term Portfolio                                  Class A Shares
                                                 Year Ended December 31,
                                             1990           1989          1988
Net asset value, beginning of period        $15.64         $15.20       $14.75
Income from investment operations
  Net investment income                        .97           1.03         1.01
  Net realized and unrealized gain
    (loss) on investments                     (.27)           .41          .46
      Total from investment operations         .70           1.44         1.47
Distributions to shareholders
  Dividends from net investment income        (.99)         (1.00)       (1.02)
  Distribution from net realized gains         --            --            --
    Total distributions                       (.99)         (1.00)       (1.02)
Total increase (decrease) in net asset value  (.29)           .44          .45
Net asset value, end of period              $15.35         $15.64       $15.20
Total return<F2>                              4.74%          9.81%       10.27%
Ratio of expenses to average net assets        .82%           .85%         .85%
Ratio of net investment income to
  average net assets                          6.60%          6.66%        6.78%
Increase reflected in above net investment
 income ratio due to expense reimbursements     --             --          .04%
Portfolio turnover                             264%           284%         553%
Net assets, end of period                  $40,181,654  $46,402,039 $43,100,771
Number of shares outstanding at end of
  period (in thousands)                       2,618         2,967        2,835
<F2>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.


Long-Term Portfolio                               Class A Shares
                                              Year Ended December 31,
                                           1987          1986          1985
Net asset value, beginning of period       $16.36       $15.80       $14.70
Income from investment operations
  Net investment income                      1.15         1.22         1.35
  Net realized and unrealized gain
   loss) on investments                     (1.63)        1.45         1.45
     Total from investment operations        (.48)        2.67         2.80
Distributions to shareholders
  Dividends from net investment income      (1.13)       (1.24)       (1.47)
  Distribution from net realized gains         --         (.87)        (.23)
    Total distributions                     (1.13)       (2.11)       (1.70)
Total increase (decrease) in net
  asset value                               (1.61)         .56         1.10
Net asset value, end of period              $14.75         $16.36    $15.80
Total return<F3>                             (2.96)%        17.43%    18.63%
Ratio of expenses to average net assets        .83%           .85%      .84%
Ratio of net investment income to
  average net assets                          7.32%          7.34%     8.33%
Increase reflected in above net investment
  income ratio due to
  expense reimbursements                       --              --       .05%
Portfolio turnover                              77%           146%      194%
Net assets, end of period                  $49,231,039  $81,824,238 $56,836,840
Number of shares outstanding at end of
  period (in thousands)                       3,338          5,000      3,598
<F3>Total return does not reflect deduction of Class A front-end sales charge, and has not been audited prior to 1989.


INVESTMENT OBJECTIVE AND POLICIES

Money Market Portfolio

The Money Market Portfolio seeks to earn the highest level of interest income exempt from federal income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.



The Money Market Portfolio invests primarily in a diversified portfolio of municipal obligations whose interest is exempt from federal income tax. Municipal obligations in which the Portfolio invests are short-term, fixed and variable rate instruments of minimal credit risk and of high quality. The Portfolio invests in municipal bonds and notes and tax-exempt commercial paper within the two highest credit ratings categories or, if unrated, are determined by the Advisor to be of comparable quality. Short-term obligations have remaining maturities of one year or less. The Portfolio maintains an average weighted maturity of 90 days or less.



Limited-Term Portfolio


The Limited-Term Portfolio seeks to earn the highest level of interest income exempt from federal income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.


The Limited-Term Portfolio invests primarily in a diversified portfolio of municipal obligations with interest exempt from federal income tax. Municipal obligations in which the Portfolio invests are fixed and variable rate investment-grade (medium and higher) obligations. Fixed rate investments are limited to obligations with remaining maturities of 3 years or less; variable rate investments may have longer maturities.



Long-Term Portfolio


The Long-Term Portfolio seeks to earn the highest level of interest income exempt from federal income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Portfolio.


The Long-Term Portfolio invests primarily in a diversified portfolio of long term, investment-grade municipal obligations, the interest of which is exempt from federal income tax.
Investments by the Portfolio are not limited as to remaining maturities.


Municipal Obligations


Municipal obligations in which the Limited- and Long-Term Portfolios may invest include, but are not limited to general obligation bonds and notes of state and local issuers, revenue bonds of various transportation, housing, utilities (e.g., water and sewer), hospital and other state and local government authorities, tax and revenue anticipation notes and bond anticipation notes, municipal leases, and certificates of participation therein, and private activity bonds. See further description below and the Statement of Additional Information.


Credit Quality


The credit quality of municipal obligations is determined by reference to a commercial credit rating service, such as Moody's
Investors Service, Inc. or Standard & Poor's Corporation. If an instrument is not rated, credit quality is determined by the Advisor under the supervision of the Board of Trustees.
Investment grade, as determined by a NRSRO, currently defined as the top four rating categories, i.e., AAA, AA, A and BBB. Though still investment grade, securities rated BBB/Baa possess certain speculative elements and are generally more susceptible to changing market conditions. There is no limitation on the percentage of each PortfolioOs assets that may be invested in unrated obligations; such obligations may be less liquid than rated obligations of comparable quality. The ratings used by these services are described in the Appendix to the Statement of Additional Information.


Variable Rate Obligations


Each Portfolio may invest in variable rate obligations. Variable rate obligations have a yield that is adjusted periodically based on changes in the level of prevailing interest rates. Floating rate obligations have an interest rate fixed to a known lending rate, such as the prime rate, and are automatically adjusted when the known rate changes. Variable rate obligations lessen the capital fluctuations usually inherent in fixed income investments. This diminishes the risk of capital depreciation of investment securities in a Portfolio and, consequently, of Portfolio shares. However, if interest rates decline, the yield of the invested Portfolio will decline, causing the Portfolio and its shareholders to forego the opportunity for capital appreciation of the Portfolio's investments and of their shares.


Demand Notes


Each Portfolio may invest in floating rate and variable rate demand notes. Demand notes provide that the holder may demand payment of the note at its par value plus accrued interest by giving notice to the issuer. To ensure the ability of the issuer to make payment on demand, the note may be supported by an unconditional bank letter of credit.


Interest-Rate Risk


All fixed income instruments are subject to interest-rate risk;
that is, if the market interest rates rise, the current principal value of a bond will decline.


Municipal Leases - Money Market Portfolio


The Money Market Portfolio may invest in structured money market instruments, where the underlying security is a municipal lease. Generally, such instruments are structured as tax-exempt commercial paper or variable rate demand notes, and are typically secured by an unconditional letter of credit. In the unlikely event that the letter of credit is not honored, the lease would present special risks, such as the chance that the municipality might not appropriate funding for the lease payments. Thus, the Advisor considers risk of cancellation in its investment analysis. Certain leases may be considered illiquid.
In all cases, the Money Market Portfolio invests only in high-quality instruments (rated in one of the two highest rating categories, or if unrated, of comparable credit quality) that meet the requirements of SEC Rule 2a-7 regarding credit quality and maturity. See the Statement of Additional Information.


Municipal Leases - Limited-Term and Long-Term Portfolios


The Limited-Term and Long-Term Portfolios may invest in municipal leases. A municipal lease is an obligation of a government or governmental authority, not subject to voter approval, used to finance capital projects or equipment acquisitions and payable through periodic rental payments. There are additional risks inherent in investing in this type of municipal security. Unlike municipal notes and bonds, where a municipality is obligated by law to make interest and principal payments when due, funding for lease payments needs to be appropriated each fiscal year in the budget. It is possible that a municipality will not appropriate funds for lease payments. The Advisor considers risk of cancellation in its investment analysis. The Portfolio may purchase unrated municipal leases. The Advisor, under supervision of the Board of Trustees, is responsible for determining the credit quality of such leases, on an ongoing basis. The Limitedand Long-Term Portfolios will invest only in municipal leases that meet its credit quality restrictions. Certain municipal leases may be considered illiquid and subject to the PortfoliosO limit on illiquid investments. The Board of Trustees has established guidelines for determining whether a lease is illiquid. See the Statement of Additional Information for the factors considered by the Board in determining liquidity and valuation of leases.


When-Issued Purchases New issues of municipal obligations are offered on a when-issued basis; that is, delivery and payment for the securities normally take place 15 to 45 days after the date of the transaction. The payment obligation and the yield that will be received on the securities are each fixed at the time the buyer enters into the commitment. The Portfolios will only make commitments to purchase these securities with the intention of actually acquiring them, but the Portfolio may sell these securities before the settlement date if it is deemed advisable as a matter of investment strategy.


Temporary Investments


For liquidity purposes or pending the investment of the proceeds of the sale of its shares, the Portfolios may invest in and derive up to 20% of its income from taxable short-term money market type investments. Interest earned from such taxable investments will be taxable to you as ordinary income unless you are otherwise exempt from taxation.


Financial Futures, Options, and Other Investment Techniques


The Long-Term Portfolio can use various techniques to increase or decrease its exposure to changing security prices, interest rates, or other factors that affect security values. These techniques may involve derivative transactions such as buying and selling options and futures contracts and leveraged notes, entering into swap agreements, and purchasing indexed securities. The Portfolio can use these practices either as substitution or as protection against an adverse move in the Long-Term Portfolio to adjust the risk and return characteristics of the Portfolio. If the Advisor judges market conditions incorrectly or employs a strategy that does not correlate well with the PortfolioOs investments, or if the counterparty to the transaction does not perform as promised, these techniques could result in a loss. These techniques may increase the volatility of a fund and may involve a small investment of cash relative to the magnitude of the risk assumed. Any instruments determined to be illiquid are subject to the Long-Term PortfolioOs 10% restriction on illiquid securities. See below and the Statement of Additional Information for more details about these strategies.


The Long-Term Portfolio buys certain financial futures contracts
to hedge its investments in municipal bonds.    Under certain
circumstances, the Long-Term Portfolio may purchase and sell certain financial futures contracts and certain options on futures contracts. A financial futures contract obligates the seller of a contract to deliver -- and the purchaser of a contract to take delivery of -- the type of financial instrument covered by the contract. In the case of index-based futures contracts, the obligation is in the form of a cash settlement at a specific time for a specific price.


The Long-Term Portfolio may only engage in futures transactions for the purpose of hedging its investments in municipal bonds against declines in value and to hedge against increases in the cost of securities it intends to purchase. A sale of financial futures contracts may provide a hedge against a decline in the value of portfolio securities because such depreciation may be offset, in whole or in part, by an increase in the value of the position in the futures contracts. Similarly, a purchase of financial futures contracts may provide a hedge against an increase in the cost of securities intended to be purchased, because such appreciation may be offset, in whole or in part, by an increase in the value of the position in the futures contracts.


Types of futures contracts purchased.


The Long-Term Portfolio intends to deal in futures contracts based upon The Bond Buyer Municipal Bond Index, a price-weighted measure of the market value of 40 large, recently-issued tax-exempt bonds, and to engage in transactions in exchange-listed futures contracts on U.S. Treasury securities. The Long-Term Portfolio may also engage in transactions in other futures contracts, such as futures contracts on other municipal bond indexes that become available, if the investment advisor believes such contracts would be appropriate for hedging its investments in municipal bonds.

When the Long-Term Portfolio purchases a futures contract, it will maintain an amount of cash, cash equivalents (for example, commercial paper and daily tender adjustable notes) or short-term high grade fixed income securities in a segregated account with its custodian, so that the segregated amount plus the amount of initial and variation margin held in the account of its broker equals the market value of the futures contract, thereby ensuring that the use of such futures contract is unleveraged. It is not anticipated that transactions in futures will have the effect of increasing portfolio turnover.


Closing out a futures position - Risks


The Long-Term Portfolio may close out its position in a futures contract or an option on a futures contract only by entering into an offsetting transaction on the exchange on which the position was established and only if there is a liquid secondary market for the futures contract. If it is not possible to close a futures position entered into by the Long-Term Portfolio, it could be required to make continuing daily cash payments of variation margin in the event of adverse price movements. In such situations, if the Long-Term Portfolio has insufficient cash, it may have to sell portfolio securities to meet daily variation margin requirements at a time when it would be disadvantageous to do so. The inability to close futures or options positions could have an adverse effect on the Long-Term Portfolio's ability to hedge effectively. There is also risk of loss by the Portfolio of margin deposits in the event of bankruptcy of a broker with whom the Long-Term Portfolio has an open position in a futures contract. The success of a hedging strategy depends on the Advisor's ability to predict the direction of interest rates and other economic factors. The correlation is imperfect between movements in the prices of futures or options contracts, and the movements of prices of the securities which are subject to the hedge. If the LongTerm Portfolio used a futures or options contract to hedge against a decline in the market, and the market later advances (or vice-versa), the Portfolio may suffer a greater loss than if it had not hedged.



Please refer to the Long-Term PortfolioOs Statement of Additional
Information for further information on financial futures contracts.


Other Policies - Money Market, Limited- and Long-Term Portfolios


Each Portfolio may temporarily borrow money from banks to meet redemption requests, but such borrowing may not exceed 10% of the value of its total assets. Each Portfolio has adopted certain fundamental investment restrictions which are discussed in detail in its Statement of Additional Information. Unless specifically noted otherwise, the investment objective, policies and restrictions of each Portfolio are fundamental and may not be changed without shareholder approval.


YIELD AND TOTAL RETURN


Yield refers to income generated by an investment over a period of time for each class.


The Money Market Portfolio may advertise "yield" and "effective yield" for each class (see "Management of the Fund"). Yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the Money Market Portfolio refers to the actual income generated by an investment in the Portfolio over a particular base period, stated in the advertisement. If the base period is less than one year, the yield will be "annualized." That is, the amount of income generated by the investment during the base period is assumed to be generated over a one-year period and is shown as a percentage of the investment. The "effective yield" is calculated like yield, but assumes reinvestment of earned income. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.


Limited- and Long-Term Portfolios


Yield measures the current investment performance for each class;
that is, the rate of income on a PortfolioOs investments divided by the share price. Yield is computed by annualizing the result of dividing the net investment income per share over a 30 day period by the maximum offering price per share on the last day of that period.
Yields are calculated according to accounting methods that are standardized for all stock and bond funds.


Taxable Equivalent Yield - Money Market, Limited- and Long-Term
Portfolios


Each Portfolio may advertise its "taxable equivalent yield" for each class. The taxable equivalent yield is the yield that you would be required to obtain from taxable investments to equal the yield of the class, all or a portion of which may be exempt from federal income taxes. The taxable equivalent yield is computed by taking the portion of the yield exempt from regular federal income tax and multiplying the exempt yield by a factor based on a stated income tax rate, then adding the portion of the yield that is not exempt from regular federal income tax. The factor that is used to calculate the taxable equivalent yield is the reciprocal of the difference between one and the applicable income tax rate, which will be stated in the advertisement.


The Limited- and Long-Term Portfolios may advertise total return for each class. Total return is based on historical results and is not intended to indicate future performance.


Total return is calculated separately for each class. It includes not only the effect of income dividends but also any change in net asset value, or principal amount, during the stated period. The total return for each class shows its overall change in value, including changes in share price and assuming all of the dividends and capital gain distributions are reinvested. A cumulative total return reflects the performance over a stated period of time. An average annual total return reflects the hypothetical annual compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period. Because average annual returns tend to smooth out variations in the returns, you should recognize that they are not the same as actual year-by-year results. Both types of total return for Class A shares usually will include the effect of paying the front-end sales charge. Of course, total returns will be higher if sales charges are not taken into account. Quotations of "overall return" do not reflect deduction of the sales charge. You should consider overall return figures only if you qualify for a reduced sales charge, or for purposes of comparison with comparable figures which also do not reflect sales charges, such as mutual fund averages compiled by Lipper Analytical Services, Inc. Further information about the PortfolioOs performance is contained in its Annual Report to Shareholders, which may be obtained without charge.



MANAGEMENT OF THE FUND


The Board of Trustees supervises Portfolio activities and reviews its contracts with companies that provide it with services.


The Portfolios are series of Calvert Tax-Free Reserves (the "Fund"), an open-end diversified management investment company, organized as a Massachusetts business trust on October 20, 1980. The series of the Fund include the Money Market Portfolio, Limited-Term Portfolio, LongTerm Portfolio, Money Management Plus Tax-Free Money Market Portfolio, California Money Market Portfolio, New Jersey Money Market Portfolio, and the Vermont Municipal Portfolio.


The Money Market Portfolio offers two classes of shares, Class O, described in and offered by this Prospectus, and Class MMP (CTFR MMP Shares), offered by the Calvert Money Management Plus Prospectus. The two classes represent interests in the same portfolio of investments and are identical in all respects, except: (a) the Distribution Plan expenses are payable only by the Class MMP shares; (b) the classes may have different transfer agency fees; (c) postage and delivery, printing and stationery expenses will be separately allocated; (d) the classes will have different dividend rates due solely to the effects of (a) through
(c) above; and (e) only the Class MMP shares may vote on matters which pertain to the Distribution Plan. Class MMP Shares are offered primarily to clients of broker-dealers.



The Fund is not required to hold annual shareholder meetings for any of the Portfolios, but special meetings may be called for such purposes as electing Trustees, changing fundamental policies, and approving management contracts. As a shareholder, you receive one vote for each share of a Portfolio you own, except that matters affecting Portfolios or classes differently, such as Distribution Plans, will be voted on separately by the affected Portfolio(s) or class(es).


Portfolio Managers


Investment selections for the Limited- and Long-Term Portfolios are made by David R. Rochat and Reno J. Martini. Mr. Rochat is a Director and Senior Vice President of Calvert Asset Management Company, Inc. He is a Trustee/Director and Senior Vice President of First Variable Rate Fund, Calvert Tax-Free Reserves, Money Management Plus, The Calvert Fund, and Calvert Municipal Fund, Inc., and is primarily responsible for setting the investment strategy of the trading department, utilizing over 20 yearsO experience in the securities and investment community. Mr. Rochat joined Calvert Group in 1981 after establishing and managing the municipal bond department at Donaldson, Lufkin, & Jenrette Securities Corporation. Mr. Martini, Senior Vice President and Chief Investment Officer of Calvert Asset Management Company, Inc., oversees management of all Calvert Group portfolios. He has extensive experience in evaluating and purchasing municipal securities.


Calvert Group is one of the largest investment management firms in Washington, D.C. area.


Calvert Group, Ltd., parent of the Fund's investment advisor, transfer agent, and distributor, is a subsidiary of Acacia Mutual Life Insurance Company of Washington, D.C. Calvert Group is one of the largest investment management firms in the Washington, D.C. area. Calvert Group, Ltd. and its subsidiaries are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. As of December 31, 1994, Calvert Group managed and administered assets in excess of $4.2 billion and more than 200,000 shareholder and depositor accounts.


Calvert Asset Management serves as Advisor to the Fund.


Calvert Asset Management Company, Inc. (the "Advisor") is the Fund's investment advisor. The Advisor provides the Fund with investment supervision and management, administrative services and office space; furnishes executive and other personnel to the Fund; and pays the salaries and fees of all Trustees who are affiliated persons of the Advisor. The Advisor may also assume and pay certain advertising and promotional expenses of the Fund and reserves the right to compensate broker-dealers in return for their promotional or administrative services. For its services during fiscal year 1994, the Advisor was entitled to receive, pursuant to the Investment Advisory Agreement, and did receive, a fee equal to 0.45% of the Money Market Portfolio's average net assets, 0.58% of the Limited-Term PortfolioOs average net assets, and 0.60% of the Long-Term PortfolioOs average net assets.


Calvert Administrative Services Company provides administrative services for the Fund.


Calvert Administrative Services Company ("CASC"), an affiliate of the Advisor, has been retained by Calvert Tax-Free Reserves to provide certain administrative services necessary to the conduct of its affairs, including the preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the maintenance of its portfolio and general accounting records. For providing such services, CASC receives a total fee from Calvert Tax-Free Reserves of $200,000 per year, allocated among the Portfolios based on assets.


Calvert Distributors, Inc. serves as underwriter to market the Fund's shares.


Calvert Distributors, Inc. ("CDI") is the Fund's principal underwriter and distributor. Under the terms of its underwriting agreement with the Fund, CDI markets and distributes the Fund's shares and is responsible for preparation of advertising and sales literature, and printing and mailing of prospectuses to prospective investors.


The transfer agent keeps your account records.


Calvert Shareholder Services, Inc. is the Fund's transfer, dividend disbursing and shareholder servicing agent.



SHAREHOLDER GUIDE


Opening An Account


You can buy shares of the Portfolios in several ways which are described here and in the chart on page ______.


An account application accompanies this prospectus. A completed and signed application is required for each new account you open, regardless of the method you choose for making your initial investment. Additional forms may be required from corporations, associations, and certain fiduciaries. If you have any questions or need extra applications, call your broker, or Calvert Group at 800-3682748. Be sure to specify which class you wish to purchase.


Limited-Term and Long-Term PortfoliosAlternative Sales Options


The Limited-Term and Long-Term Portfolios each offer two classes of shares:


Class A Shares - Front End Load Option


Class A shares are sold with a front-end sales charge at the time of purchase. Class A shares are not subject to a sales charge when they are redeemed.


Class C shares - Level Load Option


Class C shares are sold without a sales charge at the time of purchase or redemption.


Class C shares have higher expenses Each Portfolio bears some of the costs of selling its shares under Distribution Plans adopted with respect to its Class C shares pursuant to Rule 12b-1 under the 1940 Act. The Class C Distribution Plan provides for the payment of an annual distribution fee to CDI of up to 0.30% for the Limited-Term Portfolio and up to 0.75% for the Long-Term Portfolio, plus a service fee of up to 0.25%, for a total of 0.55% and 1.00%, respectively, of the average daily net assets.


Considerations for deciding which class of shares to buy
Income distributions for Class A shares will probably be higher than those for Class C shares, as a result of the distribution expenses described above. (See also "Yield and Total Return.") The Class A Shares of the Limited-Term Portfolio have not adopted a Distribution Plan. You should consider Class A shares if you qualify for a reduced sales charge under Class A or if you plan to hold the shares for several years. The Portfolios will not normally accept any purchase of Class C shares in the amount of $1,000,000 or more.



Class A Shares - Limited-Term Portfolio
Class A shares are offered at net asset value plus a front-end sales charge as follows:


Amount of Investment


As a % of Offering Price


As a % of Net Amount Invested Concession to Dealers as a % of
Amount Invested


         Less than $50,000                   2.00%  2.04%  1.50%
         $50,000 but less than $100,000             1.50%   1.52%    1.125%
         $100,000 but less than $250,000     1.1125%1.14%   0.90%
         $250,000 but less than $500,000            1.00%   1.01%    0.80%
         $500,000 but less than $1,000,000          0.80%   0.81%    0.70%
         $1,000,000 and over   0.00%  0.00%  0.25%**


Class A Shares - Long-Term Portfolio


Class A shares are offered at net asset value plus a front-end sales charge as follows:





Amount of Investment


As a % of Offering Price
As a % of Net Amount Invested Concession to Dealers as a % of
Amount Invested
         Less than $50,000                   3.75%  3.90%  3.00%
         $50,000 but less than $100,000             3.00%   3.09%    2.25%
         $100,000 but less than $250,000            2.25%   2.30%    1.75%
         $250,000 but less than $500,000            1.75%   1.78%    1.25%
         $500,000 but less than $1,000,000          1.00%   1.01%    0.80%
              $1,000,000 and over 0.00% 0.00% 0.25%*


*For new investments (new purchases but not exchanges) of $1 million or more a broker-dealer will have the choice of being paid a finderOs fee by CDI in one of the following methods: (1) CDI may pay brokerdealers, on a monthly basis for 12 months, an annual rate of 0.30%. Payments will be made monthly at the rate of 0.025% of the amount of the investment, less redemptions; or
(2) CDI may pay broker-dealers 0.25% of the amount of the purchase; however, CDI reserves the right to recoup any portion of the amount paid to the dealer if the investor redeems some or all of the shares from the Fund within thirteen months of the time of purchase.


Sales charges on Class A shares may be reduced or eliminated in certain cases. See Exhibit A to this prospectus.


The sales charge is paid to CDI, which in turn normally reallows a portion to your broker-dealer. Upon written notice to dealers with whom it has dealer agreements, CDI may reallow up to the full applicable sales charge. Dealers to whom 90% or more of the entire sales charge is reallowed may be deemed to be underwriters under the Securities Act of 1933.


In addition to any sales charge reallowance, your broker-dealer, or other financial service firm through which your account is held, currently will be paid periodic service fees at an annual rate of up to 0.15% for the Limited-Term Portfolio and, for the Long-Term Portfolio, up to 0.25% of the average daily net asset value of Class A shares held in accounts maintained by that firm.



Class A Distribution Plan


The Long-Term Portfolio has adopted a Distribution Plan with respect to its Class A shares (the "Class A Distribution Plan"), which provides for payments, which are currently limited to 0.25% annually of the average daily net asset value of Class A shares, to pay expenses associated with the distribution and servicing of Class A shares. Amounts paid by the Fund to CDI under the Class A Distribution Plan are used to pay to dealers and others, including CDI salespersons who service accounts, service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares, and to pay CDI for its marketing and distribution expenses, including, but not limited to, preparation of advertising and sales literature and the printing and mailing of prospectuses to prospective investors. During the 1994 fiscal year, the Long-Term Portfolio paid Class A Distribution Plan expenses of 0.06% of average net assets.



Class C Shares - Limited-Term and Long-Term Portfolios


Class C shares are not available through all dealers. Class C shares are offered at net asset value, without a front-end sales charge or a contingent deferred sales charge. Class C expenses are higher than those of Class A.



Class C Distribution Plan


The Limited-Term and Long-Term Portfolios have adopted a Distribution Plan with respect to its Class C shares (the "Class C Distribution Plan"), which provides for payments at an annual rate of up to 0.55% for the Limited-Term Portfolio, and, for the Long-Term Portfolio, up to 1.00% of the average daily net asset value of Class C shares, to pay expenses of the distribution and servicing of Class C shares. Amounts paid by the Fund under the Class C Distribution Plan are currently used by CDI to pay dealers and other selling firms dealerpaid quarterly compensation at an annual rate of up to 0.50% for the Limited-Term Portfolio, and, for the Long-Term Portfolio, up to 1.00%, which may include a service fee as described above under "Class A Distribution Plan" of up to 0.25% of the average daily net asset value of the accounts maintained by that firm. For the period from inception (March 1, 1994) through December 31, 1994, the Class C Distribution Plan expenses for the Limited-Term and Long-Term Portfolios were 0.46% and 0.84% of average net assets, respectively.



Arrangements with Broker-Dealers and Others (all classes)


CDI may also pay additional concessions, including non-cash promotional incentives, such as merchandise or trips, to dealers employing registered representatives who have sold or are expected to sell a minimum dollar amount of shares of the Fund and/or shares of other Funds underwritten by CDI. CDI may make expense reimbursements for special training of a dealer's registered representatives, advertising or equipment, or to defray the expenses of sales contests. Eligible marketing and distribution expenses may be paid pursuant to the Fund's Rule 12b-1 Distribution Plan.


Dealers or others may receive different levels of compensation depending on which class of shares they sell. Payments pursuant to a Distribution Plan are included in the operating expenses of the class.


Each of the Distribution Plans may be terminated at any time by a vote of the Independent Trustees or by vote of a majority of the outstanding voting shares of the respective class.

HOW TO BUY SHARES
(BE SURE TO SPECIFY WHICH CLASS YOU ARE BUYING)



Method        New Accounts          Additional Investments


By Mail       $2,000 minimum        $250 minimum


Please make your check payable       Please make your check
payable
to your choice of Portfolios and     to your choice of Portfolios
and mail it with your application to:    mail it with your
investment slip to:
Calvert Group                       Calvert Group
P.O. Box 419544                     P.O. Box 419739
Kansas City, MO 64141-6544           Kansas City, MO 64141-6739


By Registered, Certified, or Overnight Mail:


Calvert Group
c/o NFDS, 6th Floor
1004 Baltimore
         Kansas City, MO 64105-1807
Through Your
 Broker       $2,000 minimum        $250 minimum


At the Calvert
Branch Office Visit the Calvert Branch Office to make investments by check. See back cover page for the address.


FOR ALL OPTIONS BELOW, PLEASE CALL YOUR BROKER,
OR CALVERT GROUP AT 800-368-2745


By Exchange           $2,000 minimum        $250 minimum
(From your account in another Calvert Group Fund)


When opening an account by exchange, your new account must be established with the same name(s), address and taxpayer identification number as your existing Calvert account.


By Bank Wire          $2,000 minimum        $250 minimum


By Calvert Money      Not Available for     $50 minimum
Controller*           Initial Investment


*Please allow sufficient time for Calvert Group to process your initial request for this service, normally 10 business days. The maximum transaction amount is $300,000, and your purchase request must be received by 4:00 p.m. Eastern time.



Net asset value


Net asset value per share ("NAV") refers to the worth of one share. NAV is calculated at the close of each business day, which coincides with the closing of the regular session of the New York Stock Exchange (normally 4:00 p.m. Eastern time). The Portfolios are open for business each day the New York Stock Exchange is open. All purchases of Portfolio shares will be confirmed and credited to your account in full and fractional shares (rounded to the nearest 1/100 of a share for the Money Market Portfolio and to 1/1000 of a share for the Limited- and Long-Term Portfolios). The Money Market Portfolio may send monthly statements in lieu of immediate confirmations of purchases and redemptions.


The Money Market Portfolio shares are sold without a sales charge.


Money Market Portfolio: NAV is computed by adding the value of the Money Market Portfolio's investments plus cash and other assets, deducting liabilities and then dividing the result by the number of shares outstanding. The Portfolio's securities are valued according to the "amortized cost" method, which is intended to stabilize the NAV at $1.00 per share.


Limited-Term and Long-Term Portfolios: NAV is computed by adding the value of all portfolio holdings, plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding. Portfolio securities and other assets are valued based on market quotations, except that securities maturing within 60 days are valued at amortized cost. If quotations are not available, securities are valued by a method that the Board of Trustees believes accurately reflects fair value.


When Your Account Will Be Credited


Before you buy shares, please read the following information to make sure your investment is accepted and credited properly.


All of your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted. The Fund reserves the right to suspend the offering of shares for a period of time or to reject any specific purchase order. If your check does not clear, your purchase will be cancelled and you will be charged a $10 fee plus costs incurred by the Portfolio. When you purchase by check or with Calvert Money Controller, those funds will be on hold for up to 10 business days from the date of receipt. During that period, redemptions against those funds (including drafts) will not be honored. To avoid this collection period, you can wire federal funds from your bank, which may charge you a fee.


Money Market Portfolio


Your purchase will be processed at the net asset value calculated after your order is received and accepted. The Portfolio attempts to maintain a constant net asset value of $1.00 per share. If your purchase is made by wire and is received by 12:30 p.m. (Eastern time), your account will be credited and begin earning dividends on the day of receipt. If your wire purchase is received after 12:30 p.m. Eastern time, it will be credited the same business day, and begin earning dividends the next business day. Exchanges are credited the day the request is received by mail or telephone, and begin earning dividends the next business day. If the purchase is by check, and received by 4:00 p.m. Eastern time, it will be credited that day, and begin earning dividends the next business day.


Limited-Term and Long-Term Portfolios


Your purchase will be processed at the next offering price based on the next net asset value calculated for each class after your order is received and accepted. If your purchase is made by wire or exchange and is received by 4:00 p.m. (Eastern time), your account will be credited on the day of receipt. If your purchase is received after 4:00 p.m. Eastern time, it will be credited the next business day.


Certain financial institutions or broker-dealers which have entered into a sales agreement with the Distributor may enter confirmed purchase orders on behalf of customers by phone, with payment to follow within a number of days of the order as specified by the program. If payment is not received in the time specified, the financial institution could be held liable for resulting fees or losses.


Exchanges


You may exchange shares of Portfolio for shares of the same class of other Calvert Group Funds.


If your investment goals change, the Calvert Group Family of Funds has a variety of investment alternatives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. The exchange privilege is a convenient way to buy shares in other Calvert Group Funds in order to respond to changes in your goals or in market conditions. Before you make an exchange from a Fund or Portfolio, please note the following:


Call your broker or a Calvert representative for information and a prospectus for any of Calvert's other Funds registered in your state. Read the prospectus of the Fund or Portfolio into which you want to exchange for relevant information, including class offerings.


Shares of a particular class of the Portfolio may be exchanged only for shares of the same class of another Calvert Fund, except that any class may be exchanged for shares of any money market fund.


Each exchange represents the sale of shares of one Fund and the purchase of shares of another. Thus, you could realize a taxable gain or loss.


Complete and sign an application for an account in that Fund or Portfolio, taking care to register your new account in the same name and taxpayer identification number as your existing Calvert account(s). Exchange instructions may then be given by telephone if telephone redemptions have been authorized and the shares are not in certificate form.


Shares on which you have already paid a sales charge at Calvert
Group and shares acquired by reinvestment of dividends and distributions may be exchanged into another Fund at no additional charge.


Limited-Term and Long-Term Portfolios: To protect performance and to minimize costs, Calvert Group discourages frequent exchanges and may prohibit additional purchases of Portfolio shares by persons engaged in too many short-term trades. Shareholders (and those managing multiple accounts) who make two purchases and two exchange redemptions of shares of the same Fund or Portfolio during any 6-month period will be given written notice that they may be prohibited from making additional investments. These policies do not prohibit you from redeeming shares of the Funds and do not apply to trades solely among money market funds.


The Portfolios reserve the right to terminate or modify the exchange privilege with 60 days' written notice.


Other Calvert GROUP Services


Calvert Information Network


24 hour yield and prices


Calvert Group has a round-the-clock telephone service that lets existing customers use a push button phone to obtain prices, yields, performance information, account balances, and authorize certain transactions.


Calvert Money Controller


Calvert Money Controller eliminates the delay of mailing a check or the expense of wiring funds. You can request this free service on your application.


This service allows you to authorize electronic transfers of money to purchase or sell shares. You use Calvert Money Controller like an "electronic check" to move money ($50 to $300,000) between your bank account and your Calvert Group account with one phone call. Allow one or two business days after the call for the transfer to take place; for money recently invested, allow normal check clearing time (up to 10 business days) before redemption proceeds are sent to your bank.


You may also arrange systematic monthly or quarterly investments (minimum $50) into your Calvert Group account. After you give us proper authorization, your bank account will be debited to purchase Portfolio shares. A debit entry will appear on your bank statement. If you would like to make arrangements for systematic monthly or quarterly redemptions from your Calvert account, call your broker or Calvert for a Money Controller Application.



Telephone Transactions


Calvert may record all telephone calls.


You may purchase, redeem, or exchange shares, wire funds and use Calvert Money Controller by telephone if you have pre-authorized service instructions. You automatically have telephone privileges unless you elect otherwise. The Fund, the transfer agent and their affiliates are not liable for acting in good faith on telephone instructions relating to your account, so long as they follow reasonable procedures to determine that the telephone instructions are genuine. Such procedures may include recording the telephone calls and requiring some form of personal identification. You should verify the accuracy of telephone transactions immediately upon receipt of your confirmation statement.


Optional Services


Complete the "Option" sections of the application for the easiest way to establish services.


The easiest way to establish optional services on your Calvert Group account is to select the options you desire when you complete your account application. If you wish to add other options later, you may have to provide us with additional information and a signature guarantee. Please call your broker or Calvert Investor Relations at 800-368-2745 for further assistance. For our mutual protection, we may require a signature guarantee on certain written transaction requests. A signature guarantee verifies the authenticity of your signature, and may be obtained from any bank, savings and loan association, credit union, trust company, broker-dealer firm or member of a domestic stock exchange. A signature guarantee cannot be provided by a notary public.


Householding of General Mailings

An effort to reduce Fund expenses and save paper and trees for the environment.


If you have multiple accounts with Calvert, you may receive combined mailings of some shareholder information, such as semi-annual and annual reports. Please contact Calvert Investor
Relations at 800-3682745 to receive additional copies of information.


Special Services and Charges


The Portfolios pay for shareholder services but not for special services that are required by a few shareholders, such as a request for a historical transcript of an account. You may be required to pay a research fee for these special services.


If you are purchasing shares of a Portfolio through a program of services offered by a broker-dealer or financial institution, you should read the program materials in conjunction with this Prospectus. Certain features of the Portfolio may be modified in these programs, and administrative charges may be imposed by the broker-dealer or financial institution for the services rendered.


SELLING YOUR SHARES


You may redeem all or a portion of your shares on any business day. Your shares will be redeemed at the next net asset value calculated after your redemption request is received and accepted. See below for specific requirements necessary to make sure your redemption request is acceptable. Remember that the Portfolios may hold payment on the redemption of your shares until it is reasonably satisfied that investments made by check or by Calvert Money Controller have been collected (normally up to 10 business days).


Redemption Requirements To Remember


To ensure acceptance of your redemption request, please follow the procedures described here and below.


Once your shares are redeemed, the proceeds will normally be sent to you on the next business day, but if making immediate payment could adversely affect a Portfolio, it may take up to seven (7) days. Calvert Money Controller redemptions generally will be credited to your bank account on the first or second business day after your phone call. When the New York Stock Exchange is closed (or when trading is restricted) for any reason other than its customary weekend or holiday closings, or under any emergency circumstances as determined by the Securities and Exchange Commission, redemptions may be suspended or payment dates postponed.


Minimum account balance is $1,000.


Please maintain a balance in your account of at least $1,000 per Portfolio, per class. If, due to redemptions, the account falls below $1,000, or you fail to invest at least $1,000, your account may be closed and the proceeds mailed to you at the address of record. You will be given notice that your account will be closed after 30 days unless you make an additional investment to increase your account balance to the $1,000 minimum.


HOW TO SELL YOUR SHARES


Draftwriting
(Money Market Portfolio only)




You may redeem shares in your Money Market Portfolio account by writing a draft for at least $250. If you complete and return the signature card for Draftwriting, the Portfolio will mail bank drafts to you, printed with your name and address. Generally, there is no charge to you for the maintenance of this service or the clearance of drafts, but the Fund reserves the right to charge a service fee for drafts returned for insufficient funds. As a service to shareholders, the Portfolio may automatically transfer the dollar amount necessary to cover drafts you have written on the Portfolio to your Portfolio account from any other of your identically registered accounts in Calvert money market funds or Calvert Insured Plus. The Fund may charge a fee for this service.



By Mail To:


Calvert Group
P.O. Box 419544
Kansas City, MO

64141-6544


You may redeem available shares from your account at any time by sending a letter of instruction, including your name, account and Fund number, the number of shares or dollar amount, and where you want the money to be sent. Additional requirements, below, may apply to your account. The letter of instruction must be signed by all required authorized signers. If you want the money to be wired to a bank not previously authorized, then a voided bank check must be enclosed with your letter. If you do not have a voided check or if you would like funds sent to a different address or another person, your letter must be signature guaranteed.


Type of
Registration


Corporations, Associations


Letter of instruction and a corporate resolution, signed by person(s) authorized to act on the account, accompanied by signature guarantee(s).


Trusts


Letter of instruction signed by the Trustee(s) (as Trustees), with a signature guarantee. (If the Trustee's name is not registered on your account, provide a copy of the trust document, certified within the last 60 days.)




By Telephone


Please call 800-368-2745. You may redeem shares from your account by telephone and have your money mailed to your address of record or wired to an address or bank you have previously authorized. A charge of $5 is imposed on wire transfers of less than $1,000. See "Telephone Transactions" on page ___.


Calvert Money Controller


Please allow sufficient time for Calvert Group to process your initial request for this service (normally 10 business days). You may also authorize automatic fixed amount redemptions by Calvert Money Controller. All requests must be received by 4:00 p.m. Eastern time. Accounts cannot be closed by this service.


Exchange to Another Calvert Group Fund

You must meet the minimum investment requirement of the other
Calvert Group Fund or Portfolio. You can only exchange between accounts with identical names, addresses and taxpayer identification number, unless previously authorized with a signature-guaranteed letter.


Systematic Check Redemptions


If you maintain an account with a balance of $10,000 or more, you may have up to two (2) redemption checks for a fixed amount sent to you on the 15th of each month, simply by sending a letter with all information, including your account number, and the dollar amount ($100 minimum). If you would like a regular check mailed to another person or place, your letter must be signature guaranteed.


Through your Broker


If your account is held in your broker's name ("street name"), you should contact your broker directly to transfer, exchange or redeem shares.


DIVIDENDS AND TAXES


Each year, the Portfolio distributes substantially all of its net investment income to shareholders.


Dividends from the Money Market Portfolio's net investment income are declared daily and paid monthly. Net investment income consists of interest income, net short-term capital gains, if any, and dividends declared and paid on investments, less expenses.


Dividends from the Limited- and Long-Term PortfoliosO net investment income are paid monthly.


Net investment income consists of interest income, net short-term capital gains, if any, and dividends declared and paid on investments, less expenses. Each year, the Portfolios distribute substantially all of their net investment income to shareholders. Dividend and distribution payments will vary between classes; dividend payments are anticipated to generally be higher for Class A shares.


Dividend payment options


Dividends and any distributions are automatically reinvested in the same Portfolio at net asset value (no sales charge), unless you elect to have the dividends of $10 or more paid in cash (by check or by Calvert Money Controller). Dividends and distributions may be automatically invested in an identically registered account with the same account number in any other Calvert Group Fund or Portfolio at net asset value. If reinvested in the same Fund account, new shares will be purchased at net asset value on the reinvestment date, which is generally 1 to 3 days prior to the payment date. You must notify the Fund in writing prior to the record date to change your payment options. If you elect to have dividends and/or distributions paid in cash, and the U.S. Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.


"Buying a Dividend"   At the time of purchase, the share price
of the Limited- or Long-Term Portfolios may reflect undistributed income, capital gains or unrealized appreciation of securities. Any capital gains from these amounts which are later distributed to you are fully taxable. On the record date for a distribution, a Portfolio's share value is reduced by the amount of the distribution. If you buy shares just before the record date ("buying a dividend") you will pay the full price for the shares and then receive a portion of the price back as a taxable distribution.


Federal Taxes


Dividends derived from interest on municipal obligations constitute exempt-interest dividends, on which you are not subject to federal income tax. However, dividends which are from taxable interest and any distributions of short-term capital gain are taxable to you as ordinary income. If the Portfolio makes any distributions of long-term capital gains, then these are taxable to you as long-term capital gains, regardless of how long you held your shares of the Portfolio. Dividends attributable to interest on certain private activity bonds must be included in federal alternative minimum tax for individuals and for corporations.



If any taxable income or gains are paid, in January, the Portfolio will mail you Form 1099-DIV indicating the federal tax status of dividends paid to you by the Portfolio during the past year.


You may realize a capital gain or loss when you redeem (sell) or exchange shares of the Limited-Term or Long-Term Portfolios.


If you sell or exchange your Limited-Term or Long-Term Portfolio shares you will have a short or long-term capital gain or loss, depending on how long you owned the shares which were sold. In January, the Fund will mail you Form 1099-B indicating the proceeds from all sales, including exchanges. You should keep your annual yearend account statements to determine the cost (basis) of the shares to report on your tax returns.


Other Tax Information


You may be subject to state or local taxes on your investment, depending on the laws in your area. A letter will be mailed to you in January detailing the percentage invested in your state the previous tax year. Such dividends may be exempt from certain state income taxes.


Taxpayer Identification Number


Federal law requires that you provide your correct Social Security or Taxpayer Identification Number ("TIN") on a signed certified application or Form W-9. If not provided, the Portfolios may be required to withhold 31% of any dividends or redemptions, and you may be subject to a fine. You will also be prohibited from opening another account by exchange. If this TIN information is not received within 60 days after your account is established, your account may be redeemed at the current NAV on the date of redemption. The Portfolios reserve the right to reject any new account or any purchase order for failure to supply a certified TIN.



Exhibit a - Limited-Term and Long-Term Portfolios
REDUCED SALES CHARGES (class a only)


You may qualify for a reduced sales charge through several purchase plans available. You must notify the Fund at the time of purchase to take advantage of the reduced sales charge.


Right of Accumulation. The sales charge is calculated by taking into account not only the dollar amount of a new purchase of shares, but also the higher of cost or current value of shares previously purchased in Calvert Group Funds that impose sales charges. This automatically applies to your account for each new purchase.


Letter of Intent. If you plan to purchase $50,000 or more of Fund shares over the next 13 months, your sales charge may be reduced through a "Letter of Intent." You pay the lower sales charge applicable to the total amount you plan to invest over the 13-month period, excluding any money market fund purchases. Part of your shares will be held in escrow, so that if you do not invest the amount indicated, you will have to pay the sales charge applicable to the smaller investment actually made. For more information, see the Statement of Additional Information.


Group Purchases. If you are a member of a qualified group, you may purchase shares of the Fund at the reduced sales charge applicable to the group taken as a whole. The sales charge is calculated by taking into account not only the dollar amount of the shares you purchase, but also the higher of cost or current value of shares previously purchased and currently held by other members of your group.


A "qualified group" is one which (i) has been in existence for more than six months, (ii) has a purpose other than acquiring Fund shares at a discount, and (iii) satisfies uniform criteria which enable CDI and dealers offering Fund shares to realize economies of scale in distributing such shares. A qualified group must have more than 10 members, must be available to arrange for group meetings between representatives of CDI or dealers distributing the Fund's shares, must agree to include sales and other materials related to the Fund in its publications and mailings to members at reduced or no cost to CDI or dealers, and must seek to arrange for payroll deduction or other bulk transmission of investments to the Fund. Members of a group are not eligible for a Letter of Intent.


Other Circumstances. There is no sales charge on shares of any fund (portfolio or series) of the Calvert Group of Funds sold to:
(1) current and retired members of the Board of Trustees/Directors of the Calvert Group of Funds, (and the Advisory Council of the Calvert Social Investment Fund); (2) directors, officers and employees of the Advisor, Distributor, and their affiliated companies; (3) directors, officers and registered representatives of brokers distributing the Fund's shares; and immediate family members of persons listed in (1),
(2), or (3) above; (4) dealers, brokers, or registered investment advisors that have entered into an agreement with CDI providing specifically for the use of shares of the Fund (Portfolio or Series) in particular investment programs or products (where such program or product already has a fee charged therein) made available to the clients of such dealer, broker, or registered investment advisor; (5) trust departments of banks or savings institutions for trust clients of such bank or savings institution; and (6) purchases placed through a broker maintaining an omnibus account with the Fund (Portfolio or Series) and the purchases are made by (a) investment advisors or financial planners placing trades for their own accounts (or the accounts of their clients) and who charge a management, consulting, or other fee for their services; or (b) clients of such investment advisors or financial planners who place trades for their own accounts if such accounts are linked to the master account of such investment advisor or financial planner on the books and records of the broker or agent; or (c) retirement and deferred compensation plans and trusts, including, but not limited to, those defined in 401(a) or 403(b) of the I.R.C., and "rabbi trusts."


Established Accounts. Shares of the Long-Term Portfolio may be sold at net asset value to you if your account was established on or before September 15, 1987, or April 30, 1988 for the Limited-Term Portfolio.


Dividends and Capital Gain Distributions from other Calvert
Group Funds. You may prearrange to have your dividends and capital gain distributions from another Calvert Group Fund with a sales charge automatically invested in another account with no additional sales charge. Dividends and distributions from Calvert Group money market funds used to purchase shares of the Fund will be subject to the applicable sales charge.


Reinstatement Privilege. If you redeem Fund shares and then within 30 days decide to reinvest in the same Fund, you may do so at the net asset value next computed after the reinvestment order is received, without a sales charge. You may use the reinstatement privilege only once. The Fund reserves the right to modify or eliminate this privilege.



To Open an Account:
         800-368-2748   Prospectus
                 April 30, 1995
         CALVERT TAX-FREE RESERVES

         MONEY MARKET
         PORTFOLIO
         LIMITED-TERM
         PORTFOLIO
         LONG-TERM
         PORTFOLIO



Performance and
Prices: Calvert
Information Network 24
hours, 7 days a week
         800-368-2745


Service for Existing
         Account:
Shareholders
800-368-2745
Brokers800-368-2746


TDD for Hearing
         Impaired:
         800-541-1524



Branch Office:
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland
20814


Registered, Certified
or Overnight Mail:
Calvert Group
c/o NFDS, 6th Floor
1004 Baltimore
Kansas City, MO 64105


PRINCIPAL UNDERWRITER
Calvert Distributors,
Inc.


4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814